Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

AMAG PHARMACEUTICALS, INC.

Pursuant to Section 242

of the General Corporation Law

of the State of Delaware

AMAG Pharmaceuticals, Inc. (the “Corporation”), organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.              That the name of the Corporation is AMAG Pharmaceuticals, Inc. and that the Corporation was originally incorporated pursuant to the DGCL on November 9, 1981 under the name BioClinical Group, Inc.

2.              That the Corporation filed with the Secretary of State of the State of Delaware its original certificate of incorporation on November 9, 1981 (the “Original Certificate”). The Original Certificate was (a) renewed by that certain Certificate of Renewal on December 13, 1983, (b) amended to change the Corporation’s name from “BioClinical Group, Inc.” to “Advanced Magnetics, Inc.” by that certain Certificate of Amendment on December 13, 1983, (c) amended by that certain Certificate of Amendment on April 28, 1986, (d) amended by that certain Certificate of Amendment on February 12, 1987, (e) amended by that certain Certificate of Ownership and Merger on November 30, 1990, (f) amended by that certain Certificate of Amendment on March 10, 1992, (g) amended by that certain Certificate of Amendment on February 8, 2006, (h) amended to change the Corporation’s name from “Advanced Magnetics, Inc.” to “AMAG Pharmaceuticals, Inc.” by that certain Certificate of Ownership and Merger on July 24, 2007, (i) amended by that certain Certificate of Amendment on May 7, 2008, and (j) supplemented by that certain Certificate of Designation on September 4, 2009 (such certificate of incorporation, as so amended, renewed and supplemented, and as restated on April 12, 2010, the “Current Certificate of Incorporation”).

3.              That the Board of Directors of the Corporation duly adopted resolutions at a meeting of the Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware proposing an amendment to the Current Certificate of Incorporation, and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.  The resolutions setting forth the amendment are as follows:

RESOLVED:                                             That the Corporation amend its Current Certificate of Incorporation so that, as amended, paragraph (A) of Article FOURTH thereof shall be replaced in its entirety by the following paragraph:

“(A) This Corporation is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 119,500,000 shares, $.01 par value per share, of which 117,500,000 shares shall be Common Stock and 2,000,000 shares shall be Preferred Stock.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 21st day of May, 2015.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Frank E. Thomas
Name:	Frank E. Thomas
Title:	President and Chief Operating Officer

[Signature Page to Certificate of Amendment to the Restated Certificate of Incorporation — AMAG Pharmaceuticals, Inc.]